EXHIBIT 99.1
News From
REGENCY TOWERS, 1415 W. 22ND ST., OAK BROOK, ILLINOIS 60523
FOR IMMEDIATE RELEASE
Federal Signal Announces Sale of its Municipal Leasing Assets
Oak Brook, Ill., July 1, 2008 — Federal Signal Corporation (NYSE: FSS), a leader in advancing security and well-being, announced today that it is selling its municipal leasing portfolio to Banc of America Public Capital Corp, a subsidiary of Bank of America. The portfolio, valued at roughly $100 million, will be sold in tranches over the next several months with the first tranche of $53 million sold Friday last week. A modest gain will be realized from the sale.
“Leasing has played an important role in generating sales at some of our businesses and particularly at our vehicle businesses. However, with the planned divestiture of our municipal fire apparatus business, leasing becomes non-core to the corporation,” said Stephanie K. Kushner, senior vice president and chief financial officer of Federal Signal Corporation. “Federal Signal is working with other leasing companies to provide alternative leasing solutions for all of our municipal customers.”
The sale of the leasing assets is the first step in the Company’s plan to exit all of its financial services activities this year. Proceeds received from the financial services assets will be used to pay down debt.
About Federal Signal
Federal Signal Corporation (NYSE: FSS) is a leader in advancing security and well-being for communities and workplaces around the world. The company designs and manufactures a suite of products and integrated solutions for municipal, governmental, industrial and airport customers. Federal Signal’s portfolio of trusted, high-priority products include Bronto aerial devices, Elgin and Ravo street sweepers, E-ONE fire apparatus, Federal Signal safety and security systems, Guzzler industrial vacuums, Jetstream waterblasters and Vactor sewer cleaners. Federal Signal was founded in 1901 and is based in Oak Brook, Illinois. http://www.federalsignal.com
INVESTOR CONTACT: David Janek, +1.630.954.2000, djanek@federalsignal.com
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